Exhibit 10.2

February 28, 2007

Mr. R. Kirk Morgan

c/o Internet Capital Group

690 Lee Road, Suite 310

Wayne, PA 19087

Dear Kirk:

I am very pleased to advise you of the terms and conditions of your employment effective January 1, 2007 and reaffirm the severance package that will be made available to you should the Company terminate you without cause (as defined in your Stock Appreciation Right (SAR) Certificate dated July 22, 2005) prior to December 31, 2008. This letter agreement supersedes the letter agreement dated February 21, 2006. A summary of the terms and benefits is set forth below.

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SALARY AND BONUS—Your annual salary will be $275,000, paid in accordance with ICG’s standard payroll practices. You will be eligible for an annual bonus with a target award equal to 70% of your base salary.

•	SEVERANCE PAY—ICG will pay you at the date of termination of employment a lump sum payment equal to 12 months of base salary plus target bonus at the rate existing at termination of employment.

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ANNUAL BONUS—ICG will pay you at the same time, under the same terms and conditions as other employees, a pro-rated bonus for service through your termination date, based on your individual performance and ICG’s performance for that period as determined by the Board of Directors.

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EMPLOYEE BENEFITS—ICG will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination until the earlier of (A) 12 months after termination of employment; or (B) your eligibility for any of these benefits under another employer’s or spouse’s employer’s plan.

•	OUTPLACEMENT—ICG will provide you career counseling until the earlier of (A) 12 months after termination of employment; or (B) your employment with a subsequent employer.

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EQUITY—ICG Management will recommend to the Compensation Committee of the Board of Directors that your SARs, stock options and restricted stock be subject to the better of the following: (A) credit for an additional 12 months service (compared to your actual service with ICG); or (B) application of the terms of the relevant SAR, option or restricted stock agreement. Such SARs and options shall be exercisable after your termination of employment to the earlier of 1) twenty-four months or 2) 12 months after the ICG share price is maintained at $16 for 20 trading days, subject to adjustment for stock splits and the like.

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CHANGE IN CONTROL—In the event of an involuntary termination in connection with a change in control as defined in the summary plan description, you will receive 100% acceleration of all equity grants. The term to exercise any SAR or option grant shall be extended to the remaining term of the option.

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RELEASE—Availability of these severance benefits will be conditioned upon your executing, and not rescinding or breaching, upon termination of employment a release of liability in a form acceptable to ICG, which shall include restrictive covenants substantially similar to those set forth in the restrictive covenant agreement by which you are currently bound. If you elect not to sign such release, you will be eligible for the standard severance package applicable at that time. That package currently consists of one month’s pay plus two week’s pay per year of completed service and paid medical and dental insurance for you and your family for the standard severance period.

ICG’s Board of Directors has also adopted stock ownership guidelines for the senior management of ICG. Under these guidelines, you are expected to own the lesser of (1) 40% of any restricted stock granted to you that vests after February 21, 2006, or (2) stock worth at least 40% of your base salary.

Notwithstanding anything in this letter to the contrary, to the extent that any severance or other amounts payable under this letter (“Severance Payments”) are deemed to be deferred compensation subject to the requirements of section 409A of the Internal Revenue Code of 1986 (“Code”), and the requirements of section 409A of the Code are not met with respect to the Severance Payments, ICG may amend this letter, without your consent, so that the Severance Payments will comply with the requirements of section 409A of the Code. Amendment of this letter to comply with section 409A of the Code will not result in you being entitled to receive any enhanced benefit under this letter.

This letter is not intended to modify your status as an at-will employee of ICG and all other employment terms and conditions remain the same.

Sincerely,

/s/ Walter Buckley
Walter Buckley
Chairman and Chief Executive Officer

cc: Employee file

Acknowledged and agreed:

/s/ R. Kirk Morgan
R. Kirk Morgan

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